Exhibit 10.06

EXECUTIVE SEVERANCE POLICY
Effective as of February 13, 2019 (the “Effective Date”)
1.    General.
a.    Purpose and Participation. The purpose of this Executive Severance Policy (the “Policy”) of GoPro, Inc., a Delaware corporation (including any successor to the Company’s business and/or assets, as described in Section 4(g)(i), and any successor that becomes bound by this Policy by operation of law, the “Company”), is to provide specified benefits to certain executives (other than the Chief Executive Officer), and other employees of the Company as designated by the Company’s board of directors (the “Board”) or the Compensation and Leadership Committee thereof (the “Committee”) (such executives and other employees, the “Participants”), in order to induce them to remain employed by the Company. If the Board or the Committee so determines, in its sole discretion, Participants may be provided participation letters or agreements memorializing their participation in this Policy in accordance with the terms herewith.
b.    Employment At Will. This Policy does not obligate the Company to continue to employ a Participant for any specific period of time or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between the Company and a Participant, the Company may assign a Participant other duties, and either a Participant or the Company may terminate a Participant’s employment at any time for any reason or no reason.
2.    Certain Definitions.
a.    “Cause” means, as to a given Participant, (a) an unauthorized use or disclosure by Participant of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between Participant and the Company, (c) a material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct, (f) failure to cooperate with the Company in any investigation or formal proceeding if the Company has requested your cooperation or (g) a continued failure to perform assigned duties after receiving written notification of such failure from the Company’s Chief Executive Officer, provided, in each of the foregoing cases, that Participant must be provided with written notice of Participant’s Termination for Cause and afforded a 30-day period following Participant’s receipt of such notice to cure the event(s) that trigger Cause, with the Board making the final determination whether Participant has cured any Cause.
b.    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
c.    “Code” means the Internal Revenue Code of 1986, as amended.
d.    “Good Reason” means, as to a given Participant, without his or her consent, (i) a material reduction in the Participant’s level of responsibility and/or scope of authority, (ii) a material reduction in Participant’s base salary (other than a reduction generally applicable to executive officers of the Company and in generally the same proportion as for the Participant), or (iii) relocation of the Participant’s principal workplace by more than 35 miles from Participant’s then current place of employment. For the purpose of clause (a), a change in responsibility shall not be deemed to occur (i) solely because Participant is part of a larger organization, or (ii) solely because of a change in title. For the Participant to receive the benefits under this Policy as a result of a voluntary resignation with Good Reason, all of the following requirements must be satisfied: (1) the Participant must provide notice to the Company of his or her intent to assert Good Reason within 120 days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company will have 30 days from the date of such notice to remedy the condition and, if it does so, the Participant may withdraw his or her resignation or may resign with no benefits; and (3) any Termination under this provision must occur within six months of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii).

e.    “Qualifying Termination” means, as to a given Participant, Participant’s Termination by the Company other than for Cause or by the Participant with Good Reason, provided, in any cases, that Participant’s Termination due to his or her death or permanent disability shall not constitute Qualifying Termination.
f.    “Section 409A” means Code Section 409A and the Treasury Regulations promulgated thereunder.
g.    “Termination” means a “separation from service” within the meaning of Section 409A.
3.    Severance Benefits.
a.    If a Participant undergoes a Qualifying Termination, then subject to the Participant having executed, delivered to the Company and made irrevocable, by the deadline set forth therein and, in any case, within 60 days following Participant’s Qualifying Termination, a general release of claims in favor of the Company in a form provided by the Company, the Company will provide the Participant the following severance benefits in addition to compensation and benefits earned by the Participant but not yet paid by the Company through the date of Termination:
i.    On the Company’s first regular payroll date following the expiration of the 60-day release period described in the first paragraph of this Section 3(a), the Company will pay the Participant a cash lump sum equal to 12 months of Participant’s base salary (less applicable deductions and withholding), as in effect immediately prior to Participant’s Termination or, in the case of voluntary Termination by the Participant with Good Reason, immediately prior to the occurrence of the event constituting Good Reason.
ii.    Subject to the Participant timely electing coverage in accordance with the requirements of COBRA under the Company’s group medical, dental and/or vision insurance plans for the Participant and/or his or her eligible dependents, the Company will continue to pay the employer portions of such insurance premiums for the Participant and/or his or her eligible dependents, as applicable, for up to 12 months following Participant’s Termination, with such COBRA subsidies to cease if Participant earlier becomes eligible for comparable group medical, dental and/or vision insurance coverage under the plan(s) of a subsequent employer or if Participant otherwise ceases to receive COBRA coverage under the Company’s plan(s). The COBRA subsidies described in this subsection (ii) will begin immediately following Participant’s timely election of COBRA coverage following his or her Qualifying Termination, but the aggregate gross-of-taxes amount of such COBRA subsidies paid by the Company prior to the Participant having satisfied the release condition described in the first paragraph of this Section 3(a) will become immediately repayable by the Participant upon the expiration of the 60-day release period (or upon the earlier deadline for the satisfaction of the release condition set forth in the form of release provided by the Company) if the Participant fails to satisfy the release condition within such 60-day period (or before such earlier deadline).
b.    If the Participant is or becomes eligible to receive any other cash severance benefits from the Company comparable to those described in Section 3(a), including in a “double-trigger” arrangement in connection with a change in control or other liquidity event of the Company, then the amounts of such comparable cash severance benefits will be such that the Participant receives the greater of the payments under the Policy or such other arrangement.
c.    The Participant agrees that, during the six-month period following his or her cessation of employment, (i) he or she shall cooperate with the Company in every reasonable respect, and shall use his or her best efforts to assist the Company, with the transition of Participant’s duties to his or her successor and (ii) he or she shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees.
4.    Miscellaneous Provisions.
a.    Administration. This Policy shall be administered by the Board or the Committee (either of these, as applicable, the “Administrator”). All questions of interpretation or application of this Policy shall be determined by the Administrator, and every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all Participants. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Policy, to determine eligibility, to designate the Participants and to decide claims filed under the Policy.

b.    Amendment and Termination. The Administrator may modify and/or terminate this Policy in whole or in part and add and/or delete Participants at any time , provided, however, that no such modification and/or termination will adversely affect any Participant’s rights under this Policy without such Participant’s prior written consent.
c.    Section 409A. Notwithstanding anything else herein to the contrary, to the extent any severance benefits provided under this Policy in connection with the Participant’s Termination constitute deferred compensation subject to Section 409A and the Participant is deemed at the time of such Termination to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from the Participant’s Termination and (ii) the date of the Participant’s death, provided that such deferral shall be effected only to the extent required to avoid adverse tax treatment to the Participant, including, without limitation, the additional tax for which the Participant would otherwise be liable under Code Section 409A(a)(1)(B) in the absence of such a deferral. Following such a deferral, the first payment of any severance benefit hereunder will include a catch-up payment covering the amount that would have otherwise been paid hereunder during the period between the Participant’s Termination and the first payment date, but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent any payment under this Policy may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision thereof. Payments pursuant to this Policy are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. To the extent that any provision of this Policy is ambiguous as to its compliance with Section 409A and Section 409A applies to such provision, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any expense reimbursement or the provision of any in-kind benefit under this Policy is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
d.    Section 280G.
i.    In the event that any payment or benefit received or to be received by Participant pursuant to this Policy or otherwise (collectively, “Payments”) would constitute “parachute payments” within the meaning of Code Section 280G and the Treasury Regulations promulgated thereunder (collectively, “Section 280G”) and but for this subsection (i), be subject to the excise tax imposed by Code Section 4999 (“Section 4999”), any successor provisions or any comparable federal, state, local or foreign excise tax (any of these, an “Excise Tax”), then, subject to the provisions of the following subsection (ii), such Payments shall be either (A) provided in full, pursuant to the terms of this Policy or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (such lesser amount, the “Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Participant otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Participant (such independent tax counsel, “Independent Tax Counsel”), whose determination shall be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required under this subsection (i), Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999, provided that Independent Tax Counsel shall assume that Participant pays all taxes at the highest marginal rate. The Company and Participant shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that clause (B) above applies, then based on the information provided to Participant and the Company by Independent Tax Counsel, Participant may, in Participant’s sole discretion and within 30 days of the date on which Participant is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by

Participant shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Section 280G and Section 4999) of the amounts payable or distributable to Participant equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then the following subsection (ii) shall apply, and the enforcement thereof shall be the exclusive remedy to the Company.
ii.    If, notwithstanding any reduction described in the preceding subsection (i) (or in the absence of any such reduction), the IRS determines that Participant is liable for the Excise Tax as a result of the receipt of one or more Payments, then Participant shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, the smallest such amount (the “Repayment Amount”) of such Payments as shall be required to be surrendered or paid to the Company so that Participant’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Participant from the Payments. If the Excise Tax is not eliminated pursuant to this subsection (ii), then Participant shall pay the Excise Tax.
e.    Withholding. Notwithstanding anything in this Policy to the contrary, the Company shall withhold from any amounts payable under this Policy all federal, state, city and other taxes that are legally required to be withheld.
f.    Notices. Notices and all other communications provided for in this Policy shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) business days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its corporate headquarters, attention of the General Counsel and to the Participant at the Participant’s last home address provided to the Company, except that notices of change of address shall be effective only upon receipt.
g.    Successors. (i) The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Participant, to assume this Policy and to agree expressly to perform the Company’s obligations hereunder in the same manner and to the same extent as the Company would be required to perform them in the absence of a succession. (ii) If a Participant should die while any amounts are still payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s devisee, legatee or other designee or, if there be no such designees, to the Participant’s estate.
h.    Applicable Law. This Policy shall be interpreted and enforced in accordance with the internal laws of the State of California, without reference to its conflicts-of-laws provisions.
i.    Unfunded Obligations. The obligations of the Company under this Policy are funded from the Company’s general assets.
j.    Arbitration. Participant and the Company agree that, to the fullest extent permitted by law, any dispute or controversy arising from or related to this Policy or Participant’s employment, including all disputes, claims, or conflicts against the Company or any individual employees acting within the course and scope of their employment, shall be resolved by final and binding arbitration. Participant and the Company further agree that such claims shall be resolved on an individual basis only, and not on a class, collective, representative, or private attorney general act representative basis on behalf of other employees (“Class Waiver”), to the extent permitted by applicable law. Any claim that all or part of the Class Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees. Participant and the Company agree to bring any claim in arbitration before JAMS, pursuant to the JAMS Employment Rules & Procedures (which can be reviewed at http://www.jamsadr.com/rules-employment-arbitration/). Claims will be governed by their applicable statutes of limitations. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Participant and the Company waive any rights to a jury trial or a bench trial in connection with the resolution of any claim under this Policy (although both parties may seek interim emergency relief from a court to prevent irreparable harm to their confidential information or trade secrets pending the conclusion of any arbitration). This Policy is enforceable under and governed by the

Federal Arbitration Act. Arbitration is not a mandatory condition of Participant’s employment. If Participant wishes to opt out of arbitration, Participant must notify the Company in writing by sending an email to peopleops@gopro.com, stating Participant’s intent to opt out within 30 days of signing this Policy.
k.    Severability. In the event any provision of the Policy shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Policy, and the Policy shall be construed and enforced as if the illegal or invalid provision had not been included.
l.    Entire Agreement. This Policy represents the entire agreement between the Participant and the Company with respect to the Participant’s severance rights, except where the Company has entered into a separate written agreement with the Participant, including, but not limited to, an agreement that applies if the Company experiences a potential change in control or a change in control. This Policy otherwise supersedes and replaces any prior severance policies of the Company applicable to the Participants, including, but not limited to, prior versions of this Policy, if any.
* * *

GOPRO, INC.
3000 Clearview Way
San Mateo, California
[Transmission Date]

[Recipient First] [Recipient Last]

Re: Participation in Executive Severance Policy

Dear [Recipient First]:
The purpose of this letter is to inform you that you have been designated by GoPro, Inc., a Delaware corporation (the “Company”), as a participant in the Company’s Executive Severance Policy, a copy of which is enclosed herewith (as in effect from time to time, the “Policy”). Capitalized terms used in this letter but not otherwise defined herein have the meanings given to those terms in the Policy.
Subject to the terms and conditions of the Policy, if you undergo a Qualifying Termination and satisfy a release condition, the Company will provide you the severance benefits described in the Policy. Please note, however, that the severance benefits under the Policy are not meant to duplicate any comparable severance benefits that you may be or become eligible to receive from the Company, [including any change-in-control severance benefits, if you have any, which will be reduced on a dollar-for-dollar basis by the amounts of comparable severance benefits you receive under the Policy].
Your participation in the Policy is governed in all respects by the terms and conditions of the Policy, and in the event of any conflict between this letter and the Policy, the Policy will control.

Sincerely,
GoPro, Inc.

[Company Signatory Name, Title]

Acknowledged and agreed,

[Recipient First] [Recipient Last]

(Date)